Exhibit 99.1

Middleburg Financial Corporation Announces 2006 First Quarter Earnings

Contact:

Joseph L. Boling, Chairman & CEO

540-687-6377 or

ceo@middleburgbank.com

Alice P. Frazier, EVP & COO

540-687-4801 or

coo@middleburgbank.com

Kate J. Chappell, SVP & CFO

540-687-4816 or

cfo@middleburgbank.com

MIDDLEBURG, VIRGINIA (April 28, 2006) – Middleburg Financial Corporation (NASDAQ – MBRG)

reported quarterly net income of $2.0 million for the quarter ended March 31, 2006.  This represents growth of 45.4% or $639,000 from the quarter ended March 31, 2005.  Earnings per share for the quarter ended March 31, 2006 was $0.52 per diluted share, compared to earnings per share for the quarter ended March 31, 2005 of $0.36 per diluted share. Total assets grew by $22.1 million since December 31, 2005, ending March 2006 with $762.0 million in total consolidated assets.  The return on average assets and return on average equity were 1.11% and 15.17%, respectively, for the quarter ended March 31, 2006.

Joseph L. Boling, Chairman and CEO stated, “We are pleased with our performance in 2006 despite interest rate compression. We have continued our growth plans and the roll out of our business model to set the stage for the future. I believe that we have all of the components in place to best serve the great markets in which we operate.”

Overall earnings from core operations increased 48.6% from $0.35 per diluted share for the quarter ended March 31, 2005 to $0.52 per diluted share for the quarter ended March 31, 2006. This increase in earnings from core operations resulted from increases in interest income driven by the Company’s record 2005 loan growth and from increases in other income.  When comparing the quarter ended March 31, 2006 to the quarter ended March 31, 2005, the component of diluted earnings per share due to mortgage banking decreased by $0.01, which was mostly attributable to a shift in the mix of retail and wholesale loan volume.  For the quarter ended March 31, 2006, STM produced more wholesale volume, which usually generates a more narrow margin compared to retail production.

The components of net income per diluted share are summarized below:

	For the Quarter Ended
	March 31,

	2006	2005

Core Operations	$ 0.52	$ 0.35
Mortgage Banking Operations	0.02	0.03
Security Gains (Losses)	-	-
Amortization Expenses	(0.02)	(0.02)
Net Income Per Diluted Share	$ 0.52	$ 0.36

Net Interest Income and Net Interest Margin

The net interest margin declined from 4.29% for the quarter ended March 31, 2005 to 4.05% for the quarter ended March 31, 2006. The decline in the net interest margin was attributable to both the lower yields on loans due to the flattened yield curve and the steady rise in shorter term interest rates on deposits and borrowed money to fund the earning asset growth. Additionally, the Company’s deposit mix has changed from the quarter ended March 31, 2005. At March 31, 2005, non-interest bearing deposits comprised 29.0% of the Company’s total deposits while non-interest bearing deposits made up 22.0% of the Company’s total deposits at March 31, 2006.  During the second half of 2005, Middleburg Bank introduced three premium rate deposit products in an effort to grow total deposits and help reduce its outstanding levels of wholesale borrowings and its weighted average funding cost. For the three months ended March 31, 2006, the new products had an average aggregate balance of $108.6 million and provided funding at an average weighted cost of 3.26%, more than 100 basis points less than the Bank’s weighted average cost of wholesale funding.

The Company’s net interest margin is a not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial service industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. Details on the calculation of the net interest margin are included in footnote (1) following the “Financial Summary” table below.

Net interest income increased 17.6% from $5.6 million for the quarter ended March 31, 2005 to $6.6 million for the quarter ended March 31, 2006. Interest income increased 38.5% while interest expense increased 95.3% when comparing the quarter ended March 31, 2006 to the same time period in 2005. The significant increase in interest expense resulted from both the increase in the amount of short term funding from the quarter ended March 31, 2005 to the same period in 2006 and the 250 basis point increase in the Federal Funds rate during that same period.

Interest income from loans increased $3.1 million or 53.3% when comparing the quarter ended March 31, 2006 to the quarter ended March 31, 2005.   While the yield on the loan portfolio increased by 57 basis points from March 31, 2005 to March 31, 2006, the majority of the interest income increase from loans was attributable to the increased volume of the loan portfolio.  Net loans had increased $151.1 million from March 31, 2005 to March 31, 2006.  Interest income from the investment portfolio decreased $122,000 from the quarter ended March 31, 2005 to the same period in 2006.  The average balance of the investment portfolio decreased 13.3% over the same periods.

With a decline in both no and low cost deposits, certificate of deposit maturities remaining relatively short and increases in shorter termed borrowings, the Company’s interest rate profile experienced a slight increase in liability sensitivity in the near term and a shift to asset sensitivity beyond a 12 month period.   Yields on fixed rate assets continued to be hampered by the sustained flat yield curve. A risk of slightly reduced net interest income in the near term exists if interest rates rise as the Company’s mortgage-backed assets extend and the cost of short term funding resets more quickly. The expected decrease in net interest income could be approximately 1.83% or $492,000 in a 12 month period of rising rates of 200 basis points, based on modeling results at  February 28, 2006.

Non Interest Income

Non interest income increased 5.8% to $2.1 million for the quarter ended March 31, 2006 from $2.0 million for the same time period in 2005.

Trust and investment advisory fees earned by Middleburg Trust Company (MTC), a wholly owned trust subsidiary, and Middleburg Investment Advisors, Inc. (MIA), a wholly owned registered investment advisor focused on fixed income investments, increased $128,000 or 13.6% to $1.1 million for the quarter ended March 31, 2006, compared to $943,000 for the same time period in 2005. Trust and investment advisory fees are based primarily upon the market value of the accounts under administration/management.  Total consolidated assets under administration by MTC and MIA increased by $91.6 million or 9.2% from $997.4 million at March 31, 2005 to $1.1 billion at March 31, 2006. MTC continues to increase assets under management within the Company’s Northern Virginia footprint, Loudoun and Fauquier Counties, where two of its trust officers work in several of the Company’s financial service centers.  Growth of MTC’s assets under management in Northern Virginia at March 31, 2006 grew by $61.8 million or 58.5% from $105.7 million under management at March 31, 2005.    Most of the increase in MTC and MIA’s managed assets resulted from growth in new accounts.  During 2005, MIA hired an experienced portfolio manager who has assisted with business development activities.

Service charges on deposits increased $46,000 or 11.8% to $436,000 for the quarter ended March 31, 2006, compared to $390,000 for the same time period in 2005. The increase is related to both an increase in service charge fees which had been effective in June 2005 and the growth in the Company’s total deposits.

Investment sales fees decreased 5.9% to $193,000 for the quarter ended March 31, 2006, compared to $205,000 for the same time period in 2005.  At March 31, 2006, the Company employed three financial consultants, down from four at March 31, 2005. Middleburg Bank owns an interest in BI Investments Group, LLC (BI) which is a consortium of 32 community banks primarily based in Virginia.  This ownership interest allows the Company to use BI as its full-service broker-dealer.

Equity in earnings from affiliate, which reflects the 40% ownership interest in Southern Trust Mortgage Company, LLC (STM), decreased 46.9% or $91,000 from $194,000 for the quarter ended March 31, 2005 to $103,000 for the same time period in 2006.  STM closed $213.8 million in loans for the quarter ended March 31, 2006 with 61.0% of its production attributable to purchase money financings.  For the quarter ended March 31, 2005, STM closed $198.8 million in loans with 61.1% of its production attributable to purchase money financings.  Although STM added lending officers during 2005 in order to increase its production efforts, narrowed margins from the shift in production mix negatively impacted its earnings.

Income earned from the Bank’s $10.8 million investment in Bank Owned Life Insurance (BOLI) contributed $104,000 to total other income for the quarter ended March 31, 2006 and $112,000 for the same time period in 2005.  The Company purchased BOLI in 2004 to help subsidize increasing employee benefit costs and expenses related to the restructure of its supplemental retirement plans.

Other service charges, including fees from loans and other service fees, increased $50,000 or 45.5% from the quarter ended March 31, 2005 to the same time period in 2006.  The increase related to both additional safe deposit boxes available for rent and an increase in the rental fees made mid-year 2005.

Non Interest Expense

Non interest expense increased $426,000 or 8.3% to $5.5 million for the quarter ended March 31, 2006, compared to $5.1 million for the same time period in 2005.  Salary and employee benefit expense increased 10.1% or $318,000 from the quarter ended March  31, 2005 to the same time period in 2006.  Additions of experienced commercial lenders and other staff to support business development and retail branching in the Company’s Warrenton financial service center, which opened in October 2005, contributed approximately $213,000 to the increase in salaries and employee benefits. Total non-interest expense related to the Warrenton financial service center was $331,000 for the quarter ended March 31, 2006.  With $44.9 million in net loans and $22.1 million in deposits at March 31, 2006, the Warrenton financial service center continues to prosper and it generated $70,000 in net income for the quarter ended March 31, 2006.

Net occupancy and equipment expense increased by $39,000 or 5.6% to $741,000 for the quarter ended March 31, 2006 compared to $702,000 for the same time period in 2005. The Company’s new Warrenton location contributed nearly $73,000 to the net increase in occupancy expenses due to additional depreciation and construction related costs related to that project.  One time expenses associated with the 2005 renovation of the Company’s Purcellville facility were approximately $18,000 and were recognized during the quarter ended March 31, 2005.  Additionally, the Company had outsourced its property management needs during the first quarter of 2005 and reflected those costs of $16,000 in net occupancy expenses for the three months ended March 31, 2005.  For the quarter ended March 31, 2006, the Company had its own personnel managing and maintaining several of its facilities.  The salary related to the personnel responsible for property management was $37,000 for the three months ended March 31, 2006 and was reflected in salary and employee benefit expense.

Other taxes, which is comprised of mostly bank franchise tax, increased 6.8% to $125,000 for the quarter ended March 31, 2006.  Computer operations expense increased $27,000 or 13.1% from the quarter ended March 31, 2005 to the same time period in 2006.  Nearly $12,000 of the increase were expenses related to the Company’s newly formed holding company, Middleburg Investment Group, Inc. (MIG), and the required setup of MIG on the Company’s core software programs.   MIG is a non-bank holding company, formed in 2005, with two wholly owned subsidiaries, MTC and MIA.  Portions of the remaining increase related to increased  maintenance costs of in house systems resulting mostly from the Company’s growth.

Other operating expenses increased 3.6% or $34,000 to $970,000 for the quarter ended March 31, 2006 from $936,000 for the same time period in 2005. The increase resulted from small increases in various expense categories due to the Company’s growth.

Total Consolidated Assets

Total assets increased 19.1% to $762.0 million at March 31, 2006 from $639.7 million at March 31, 2005.  Total loans, net of allowance for loan losses, increased 38.5% or $151.1 million to $543.4 million at March 31, 2006 from $392.3 million at March 31, 2005.  Considering the current interest rate environment, the Company has been cautious about the amount and type of loan growth it has added to the loan portfolio.  Additional staff, a solid local economy, the relationship with STM, and success of the business model are all believed to have contributed to the strong loan growth experienced.

Credit quality remained exceptional. Non-performing loans decreased to $11,000 at March 31, 2006 from $89,000 at March 31, 2005.  Non performing loans were less than 0.01% of total loans outstanding at March 31, 2006. Total loans past due 90 days or more decreased to $5,000 at March 31, 2006 from $192,000 at March 31, 2005. The loan loss provision was $250,000 for the quarter ended March 31, 2006.  The allowance for loan losses was $5.4 million or 0.98% of total loans outstanding at March 31, 2006.  Net charge offs were $23,000 for the quarter ended March 31, 2006, compared to $8,000 for the quarter ended March 31, 2005. Based upon internal analysis by the Company’s credit administration department, which factors, among other things, the credit quality of the portfolio, the allowance for loan losses was deemed adequate at 0.98% of total loans outstanding.

The investment portfolio decreased $19.7 million or 11.6% to $150.0 million at March 31, 2006 compared to $169.7 million at March 31, 2005.  During 2005, management elected to utilize cash received from principal pay downs, maturities and calls in its investment portfolio to fund loan growth rather than re-invest into the investment portfolio.  This strategy had decreased the size of investment portfolio.   In anticipation of rising interest rates, the Company has also held to an investment strategy that focuses on keeping the portfolio relatively short by purchasing securities with maturities that on average do not exceed three years.  At March 31, 2005 and 2006, the tax equivalent yield on the investment portfolio was 4.95% and 5.33%, respectively.

Deposits and Other Borrowings

Total deposits, which includes brokered deposits, increased 21.2% to $545.8 million at March 31, 2006 from $450.2 million at March 31, 2005.  Total retail deposits, which excludes brokered deposits, increased 18.2% from $450.2 million at March 31, 2005 to $531.9 million at March 31, 2006. At March 31, 2006, the Warrenton financial service center had $22.1 million in total deposits. Additionally, during 2005, three new deposit products were developed and marketed during the second, third and fourth quarters of that year.  The products are high yielding NOW, savings and money market accounts and are designed both to meet the consumer’s demand for higher interest rates and to allow the Company to remain competitive with other financial institutions operating within the Company’s market area. The Company considers the products to be successful in meeting the 2005 growth goals and positively contributing to the year’s needed deposit growth and reduction in funding costs.  At March 31, 2006, the new products had a collective balance of $116.4 million and had a weighted average cost of 3.26%.

During the second quarter of 2005, the Company issued $39.0 million in brokered certificates of deposit.  At March 31, 2006, $13.9 million of the brokered certificates remained outstanding.  These brokered certificates of deposits contributed 14.5% to the 21.2% year over year increase in total deposits at March 31, 2006.  The Company had no brokered deposits at March 31, 2005.

Securities sold under agreements to repurchase with commercial checking account clients increased by $9.6 million or 37.8% from March 31, 2005 to $34.9 million at March 31, 2006. Federal Home Loan Bank advances and overnight borrowings increased $12.1 million or 12.9% to $106.3 million at March 31, 2006 from $94.1 million at March 31, 2005.  The increased FHLB borrowings were utilized to subsidize part of the $151.1 million in year over year net loan growth.

Equity

Stockholders’ equity increased 7.6% from $50.7 million at March 31, 2005 to $54.5 million at March 31, 2006.   The book value of the Company at March 31, 2006 was $14.32 per common share.  Total common shares outstanding were 3,809,053 at March 31, 2006.

On March 16, 2006, the board of directors declared a $0.19 per common share cash dividend for shareholders of record as of  April 5, 2006 and paid on April 21, 2006.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import.  Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and other filings with the Securities and Exchange Commission.

Middleburg Financial Corporation is headquartered in Middleburg, Virginia and has two wholly owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc.  Middleburg Investment Group owns Middleburg Trust Company and Middleburg Investment Advisors, Inc.  Middleburg Bank serves Loudoun, Fairfax, and Fauquier Counties in Virginia with seven branches.  Middleburg Trust Company is headquartered in Richmond, Virginia with a branch office in Middleburg. Middleburg Investment Advisors, Inc. is a SEC registered investment advisor located in Alexandria, Virginia.

MIDDLEBURG FINANCIAL CORPORATION
SUMMARY INCOME STATEMENT
(dollars in thousands)
	1Q06	4Q05	3Q05	2Q05	1Q05

INTEREST INCOME
Interest and fees on loans	$ 8,866	$ 8,478	$ 7,793	$ 6,894	$ 5,784
Interest on investment securities	1,786	1,737	1,754	1,852	1,904
Interest on short term investments	-	-	5	7	4

TOTAL INTEREST INCOME	$ 10,652	$ 10,215	$ 9,552	$ 8,753	$ 7,692

INTEREST EXPENSE
Interest on deposits	$ 2,524	$ 2,226	$ 1,943	$ 1,418	$ 938
Interest on borrowings	1,517	1,455	1,257	1,228	1,131

TOTAL INTEREST EXPENSE	$ 4,041	$ 3,681	$ 3,200	$ 2,646	$ 2,069

NET INTEREST INCOME	$ 6,611	$ 6,534	$ 6,352	$ 6,107	$ 5,623

PROVISION FOR LOAN LOSSES	250	286	317	669	472

NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	$ 6,361	$ 6,248	$ 6,035	$ 5,438	$ 5,151

NON INTEREST INCOME
Trust and investment advisory fee income	$ 1,071	$ 1,038	$ 982	$ 977	$ 943
Service charges on deposits	436	481	464	448	390
Net gains on securities available for sale	-	(176)	273	(21)	-
Commissions on investment sales	193	162	147	161	205
Equity in earnings from affiliate	103	220	704	411	194
Bank owned life insurance	104	104	122	120	112
Other service charges, commissions and fees	160	136	160	130	110
Other operating income	24	(85)	49	38	22

TOTAL NON INTEREST INCOME	$ 2,091	$ 1,880	$ 2,901	$ 2,264	$ 1,976

NON INTEREST EXPENSE
Salaries and employee benefits	$ 3,477	$ 3,610	$ 3,230	$ 3,121	$ 3,159
Net occupancy expense of premises	741	715	706	675	702
Other taxes	125	118	116	114	117
Computer operations	233	210	223	226	206
Other operating expenses	970	1,273	1,284	1,179	936

TOTAL NON INTEREST EXPENSE	$ 5,546	$ 5,926	$ 5,559	$ 5,315	$ 5,120

INCOME BEFORE TAXES	$ 2,906	$ 2,202	$ 3,377	$ 2,387	$ 2,007
Income Tax Expense	858	583	968	650	598

NET INCOME	$ 2,048	$ 1,619	$ 2,409	$ 1,737	$ 1,409

MIDDLEBURG FINANCIAL CORPORATION
BALANCE SHEET
(dollars in thousands)	Unaudited	Audited	Unaudited	Unaudited	Unaudited
	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005

Assets:
Cash and due from banks	$ 13,813	$ 15,465	$ 19,606	$ 17,344	$ 14,556
Interest-bearing balances in banks	288	160	191	23	568
Securities at fair value	149,967	149,591	157,612	164,167	169,705
Loans held for sale	-	-	-	-	11,625
Loans, net of allowance for loan losses	543,399	520,511	492,900	461,781	392,267
Bank premises and equipment, net	18,638	18,656	17,861	17,457	17,205
Other assets	35,912	35,528	35,130	33,774	33,793

Total assets	$ 762,017	$ 739,911	$ 723,300	$ 694,546	$ 639,719

Liabilities and Shareholders' Equity:
Liabilities:
Deposits:
Non-interest bearing demand deposits	$ 121,809	$ 128,641	$ 128,697	$ 124,408	$ 129,644
Savings and interest-bearing demand deposits	287,881	273,570	251,789	234,049	201,315
Time deposits	136,138	149,221	139,579	165,460	119,240
Total deposits	$ 545,828	$ 551,432	$ 520,065	$ 523,917	$ 450,199

Federal funds purchased	-	-	1,050	1,225	-
Securities sold under agreements to repurchase	34,902	34,317	41,818	31,992	25,324
Federal Home Loan Bank advances	51,275	24,100	30,600	23,525	40,640
Long-term debt	55,000	57,500	57,500	42,500	53,500
Trust preferred capital notes	15,465	15,465	15,465	15,465	15,465
Other liabilities	5,014	3,621	3,232	3,197	3,915
Commitment and contingent liabilities	-	-	-	-	-
Total liabilities	$ 707,484	$ 686,435	$ 669,730	$ 641,821	$ 589,043

Shareholders' Equity:
Common stock, par value $2.50 per share	$ 9,523	$ 9,515	$ 9,515	$ 9,503	$ 9,496
Capital surplus	5,459	5,431	5,376	5,330	5,306
Retained earnings	40,605	39,281	38,385	36,699	35,684
Accumulated other comprehensive income, net	(1,054)	(751)	294	1,193	190
Total shareholders' equity	$ 54,533	$ 53,476	$ 53,570	$ 52,725	$ 50,676

Total liabilities and shareholders' equity	$ 762,017	$ 739,911	$ 723,300	$ 694,546	$ 639,719

MIDDLEBURG FINANCIAL CORPORATION
KEY STATISTICS
	1Q06	4Q05	3Q05	2Q05	1Q05

Net Income (dollars in thousands)	$ 2,048	$ 1,619	$ 2,409	$ 1,737	$ 1,409
Earnings per share, basic	$ 0.54	$ 0.43	$ 0.63	$ 0.46	$ 0.37
Earnings per share, diluted	$ 0.52	$ 0.41	$ 0.62	$ 0.46	$ 0.36

Return on average total assets	1.11%	0.89%	1.27%	1.02%	0.93%
Return on average total equity	15.17%	12.26%	16.92%	13.13%	11.09%
Dividend payout ratio	35.33%	44.19%	30.16%	41.30%	51.28%
Fee revenue as a percent of total revenue	16.41%	16.75%	21.58%	20.70%	20.44%

Net interest margin(1)	4.05%	3.99%	4.05%	4.16%	4.29%
Yield on average earning assets	6.45%	6.18%	6.03%	5.91%	5.80%
Yield on average interest-bearing liabilities	2.94%	2.68%	2.42%	2.17%	1.90%
Net interest spread	3.51%	3.50%	3.61%	3.74%	3.90%
Tax equivalent adjustment to net interest income
(dollars in thousands)	$ 192	$ 196	$ 205	$ 201	$ 219

Non-interest income to average assets	1.13%	1.11%	1.47%	1.36%	1.30%
Non-interest expense to average assets	2.93%	3.19%	3.11%	3.17%	3.38%

Efficiency ratio(2)	61.95%	65.49%	60.12%	61.45%	64.97%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets.  Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. For the quarters ended March 31, 2006 and 2005, net interest income on a tax equivalent basis was $6.8 million and $5.8 million, respectively.    See the table below for a reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitably earning assets are funded.  Because the Company earns a fair amount of non taxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calcul ated on a tax equivalent basis as described above.

(2)

The efficiency ratio is calculated by dividing non interest expense by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio.  The tax rate utilized is 34%. For the quarters ended March 31, 2006 and 2005, tax equivalent net interest income was $6.8 million and $5.8 million, respectively.  See the table below for a reconciliation of net interest income to tax equivalent net interest income. Total non interest income, excluding gains and losses on the investment portfolio, for the quarters ended March 31, 2006 and 2005, was $2.1 million and $2.0 million, respectively.  The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating.  An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses.  The Company believes that the efficiency ratio is a reasonable measure of profitability.

MIDDLEBURG FINANCIAL CORPORATION
SELECTED FINANCIAL DATA AT PERIOD END

	1Q06	4Q05	3Q05	2Q05	1Q05
BALANCE SHEET RATIOS
Loans to deposits	100.54%	95.31%	95.53%	89.01%	87.99%
Average interest-earning assets to
average-interest bearing liabilities	122.35%	123.58%	123.94%	124.83%	125.19%

PER SHARE DATA
Dividends	$ 0.19	$ 0.76	$ 0.57	$ 0.38	$ 0.19
Book value	$ 14.32	$ 14.07	$ 14.09	$ 13.87	$ 13.33
Tangible book value	$ 12.79	$ 12.50	$ 12.51	$ 12.28	$ 11.72

SHARE PRICE DATA
Closing price	$ 35.00	$ 30.75	$ 34.35	$ 29.66	$ 32.10
Diluted earnings multiple	2.51	2.24	2.50	2.20	2.48
Book value multiple	2.44	2.19	2.44	2.14	2.41

COMMON STOCK DATA
Outstanding shares at end of period	3,809,053	3,806,053	3,806,053	3,801,053	3,798,203
Weighted average shares outstanding	3,807,786	3,803,075	3,802,082	3,801,143	3,802,732
Weighted average shares outstanding, diluted	3,904,965	3,906,443	3,906,146	3,905,438	3,911,890

CAPITAL RATIOS
Total equity to total assets	7.16%	7.23%	7.41%	7.59%	7.92%
Total risk based capital ratio	11.70%	11.79%	12.31%	12.50%	14.54%
Tier 1 risk based capital ratio	10.80%	10.89%	11.42%	11.63%	13.56%
Leverage ratio	8.76%	8.60%	8.93%	9.15%	9.70%

CREDIT QUALITY
Net charge-offs (recoveries) to average loans	0.00%	0.00%	0.00%	0.00%	0.00%
Total non-performing loans to total loans	0.00%	0.02%	0.02%	0.02%	0.07%
Total non-performing assets to total assets
Non-accrual loans to:
total loans	0.00%	0.02%	0.02%	0.02%	0.02%
total assets	0.00%	0.01%	0.01%	0.01%	0.01%
Allowance for loan losses to:
total loans	0.98%	0.98%	0.98%	0.98%	0.98%
non-performing loans	33562.50%	4321.85%	5236.56%	4297.17%	1381.49%
non-accrual loans	48818.18%	5844.32%	5293.48%	4951.09%	4361.80%

NON-PERFORMING ASSETS: (dollars in thousands)
Loans delinquent over 90 days	$ 5	$ 31	$ 1	$ 14	$ 192
Non-accrual loans	11	88	92	92	89

NET LOAN CHARGE-OFFS (RECOVERIES): (dollars in thousands)
Loans charged off	$ 47	$ 79	$ 58	$ 43	$ 30
(Recoveries)	(24)	(60)	(52)	(47)	(22)
Net charge-offs (recoveries)	23	19	6	(4)	8

PROVISION FOR LOAN LOSSES (dollars in thousands)	$ 250	$ 1,744	$ 1,458	$ 1,141	$ 472

ALLOWANCE FOR LOAN LOSS SUMMARY (dollars in thousands)
Balance at the beginning of period	$ 5,143	$ 3,418	$ 3,418	$ 3,418	$ 3,418
Provision	250	1,744	1,458	1,141	472
Net charge-offs (recoveries)	23	(19)	6	(4)	8
Balance at the end of period	5,370	5,143	4,870	4,555	3,882

MIDDLEBURG FINANCIAL CORPORATION

AVERAGE BALANCES AT PERIOD END
(dollars in thousands)
	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005

Investment Securities Portfolio	$ 150,886	$ 165,057	$ 167,508	$ 170,739	$ 173,928
Loans	531,376	444,297	427,065	399,495	365,951
Earning Assets	682,262	614,455	601,393	580,520	552,695
Assets	750,333	684,387	665,088	643,663	614,693
Deposits	551,711	491,510	476,554	452,680	427,641
Stockholders' Equity	54,754	52,569	52,287	51,836	51,541

AVERAGE BALANCES FOR THREE MONTH PERIOD ENDED
(dollars in thousands)	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005

Investment Securities Portfolio	$ 150,886	$ 156,166	$ 161,151	$ 167,586	$ 173,928
Loans	531,376	507,645	481,304	432,671	365,951
Earning Assets	682,262	663,811	642,455	608,042	552,695
Assets	750,333	737,950	709,826	672,214	614,693
Deposits	551,711	535,889	523,258	477,681	427,641
Stockholders' Equity	54,754	53,395	53,189	52,131	51,541

MIDDLEBURG FINANCIAL CORPORATION

RECONCILIATION OF NET INTEREST INCOME TO
TAX EQUIVALENT NET INTEREST INCOME

AT PERIOD END
(dollars in thousands)	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005
GAAP measures:
Interest Income - Loans	$ 8,867	$ 28,949	$ 20,471	$ 12,678	$ 5,784
Interest Income - Investments & Other	1,786	7,263	5,526	3,767	1,908
Interest Expense - Deposits	2,525	6,525	4,298	2,355	938
Interest Expense - Other Borrowings	1,517	5,071	3,617	2,360	1,131
Total Net Interest Income	$ 6,611	$ 24,616	$ 18,082	$ 11,730	$ 5,623
Plus:
NON-GAAP measures:
Tax Benefit Realized on Non- Taxable Interest Income - Loans	$ 1	$ 5	$ 8	$ 3	$ 2
Tax Benefit Realized on Non- Taxable Interest Income - Municipal Securities	191	807	612	410	216
Tax Benefit Realized on Non- Taxable Interest Income - Corporate Securities	-	8	4	7	1
Total Tax Benefit Realized on Non- Taxable Interest Income	$ 192	$ 820	$ 624	$ 420	$ 219

Total Tax Equivalent Net Interest Income	$ 6,803	$ 25,436	$ 18,706	$ 12,150	$ 5,842

FOR THE THREE MONTH PERIOD ENDED
(dollars in thousands)	3/31/2006	12/31/2005	9/30/2005	6/30/2005	3/31/2005
GAAP measures:
Interest Income - Loans	$ 8,867	$ 8,478	$ 7,793	$ 6,894	$ 5,784
Interest Income - Investments & Other	1,786	1,737	1,759	1,859	1,908
Interest Expense - Deposits	2,525	2,226	1,942	1,417	938
Interest Expense - Other Borrowings	1,517	1,455	1,258	1,229	1,131
Total Net Interest Income	$ 6,611	$ 6,534	$ 6,352	$ 6,107	$ 5,623
Plus:
NON-GAAP measures:
Tax Benefit Realized on Non- Taxable Interest Income - Loans	$ 1	$ 1	$ 1	$ 1	$ 2
Tax Benefit Realized on Non- Taxable Interest Income - Municipal Securities	191	195	202	194	216
Tax Benefit Realized on Non- Taxable Interest Income - Corporate Securities	-	-	2	6	1
Total Tax Benefit Realized on Non- Taxable Interest Income	$ 192	$ 196	$ 205	$ 201	$ 219

Total Tax Equivalent Net Interest Income	$ 6,803	$ 6,730	$ 6,557	$ 6,308	$ 5,842